Exhibit 3.11

CERTIFICATE OF INCORPORATION

OF

QUIETFLEX HOLDING COMPANY

The undersigned certifies that this Certificate of Incorporation (this “Certificate”) of Quietflex Holding Company (the “Corporation”) was duly adopted in accordance with Sections 102 and 103 of the General Corporation Law of the State of Delaware the (“DGCL”).

ARTICLE I

The Corporation’s name is Quietflex Holding Company.

ARTICLE II

The Corporation’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the Corporation’s registered agent at such address is the The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful business, act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $.01 per share (“Common Stock”).

ARTICLE V

The Corporation is incorporated by Matthew C. Floyd (the “Incorporator”).

ARTICLE VI

The Incorporator’s mailing address is Bracewell & Patteron L.L.P., 711 Louisiana St, Ste. 2900, Houston, Texas 77002-2781.

ARTICLE VII

The powers of the Incorporator are to terminate upon the filing of this Certificate and the initial director of the Corporation shall be Ben D. Campbell (the “Director”). The Director’s mailing address is 1501 Seamist, Houston, Texas 77008.

ARTICLE VIII

The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws of the Corporation, and such number may be increased or decreased from time to time in such manner as may be prescribed in the bylaws.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation, subject to the power of the shareholders to adopt, amend or repeal any such by laws.

ARTICLE X

Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot. Meetings of stockholders may be held at such place, either within or without the State of Delaware, as may be designated by or in the manner provided in the bylaws. The books of the Corporation may be kept (subject to any provision contained in the statutes of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 17th day of May, 2001.

Matthew C. Floyd, Incorporator